UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2024

scPharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38293	46-5184075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Mall Road, Suite 203
Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(617) 517-0730

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCPH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Secured Term Loan

On August 9, 2024 (the “Closing Date”), scPharmaceuticals, Inc. (the “Company”) entered into a Credit Agreement and Guaranty (the “Credit Agreement”), by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Perceptive Credit Holdings IV, LP, in its capacity as administrative agent for the Lenders (in such capacity, the “Agent”). The Credit Agreement establishes a $75.0 million term loan facility, consisting of (i) $50.0 million (the “Tranche A Loan”) funded on the Closing Date, (ii) $25.0 million (the “Tranche B Loan” and, together with the Tranche A Loan, collectively, the “Term Loan”) that the Company may borrow in a single borrowing on or prior to March 31, 2026; provided, in the case of the Tranche B Loan, that the Company and its subsidiaries have obtained certain regulatory approval and achieved certain net sales targets, each as described in the Credit Agreement. The Term Loan has a maturity date of August 9, 2029 (the “Maturity Date”). The Company will use the proceeds of the Term Loan, together with other available cash, to (x) on the Closing Date, prepay all outstanding loans under its existing credit facility with Oaktree Fund Administration, LLC (the “Existing Credit Agreement”), (y) support the Company’s commercialization efforts for FUROSCIX and (z) other working capital and general corporate purposes, including the payment of fees and expenses associated with the Credit Agreement. In connection with the prepayment and termination of the Existing Credit Agreement, the Company will pay an amount equal to approximately $54.2 million, which amount includes a prepayment penalty, an exit fee and accrued interest.

Borrowings under the Term Loan will bear interest at a rate per annum equal to one-month term SOFR (subject to a 3.25% floor), plus an applicable margin of 6.75%, payable monthly in arrears. There will be no scheduled repayments of outstanding principal on the Term Loan prior to the Maturity Date. The Company may voluntarily prepay the outstanding Term Loan, subject to a yield protection premium equal to (i) 5.0% of the principal amount of the Term Loan prepaid, if prepaid on or prior to the first anniversary of the Closing Date, (ii) 3.0% of the principal amount of the Term Loan if prepaid after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, (iii) 1.0% of the principal amount of the Term Loan if prepaid after the second anniversary of the Closing Date through and including the third anniversary of the Closing Date, with no prepayment premium due after the third anniversary of the Closing date through the Maturity Date. On the Closing Date, the Company is required to issue to Perceptive Credit Holdings IV, LP warrants to purchase 300,000 of shares of the Company’s common stock, in the aggregate (the “Warrant”), at an exercise price equal to the lower of (i) $4.5902 and (ii) if the Company consummates any public offering of common stock and/or securities convertible into or exercisable for common stock within 30 days following the issuance date of the Warrant, (x) if such offering only includes common stock, the per share sales price to the public for such shares of common stock as set forth on the cover of the prospectus related to such public offering, and (y) if such offering includes common stock and/or such other securities convertible into or exercisable for common stock, the sum of the broad-based effective weighted average per share sales price to the public for such common stock and/or other securities, determined on the basis of the per share sales price for such common stock and/or other securities as set forth on the cover of the prospectus related to such public offering and the effective per share conversion or exercise price (or equivalent price, amount or value), if any, paid or payable for purposes of converting or exercising such other securities into common stock (as such exercise price may be adjusted from time to time as provided herein). The Warrant is immediately exercisable, and the exercise period will expire 6 years from the date of issuance.

The Company’s obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) will be guaranteed by any domestic subsidiaries of the Company that become Guarantors (as defined in the Credit Agreement), subject to certain exceptions. The Borrowers’ and the Guarantors’ (collectively, the “Loan Parties”) respective obligations under the Credit Agreement and the other Loan Documents are secured by first priority security interests in substantially all assets of the Loan Parties, subject to certain customary thresholds and exceptions. As of the Closing Date, there are no Guarantors.

The Credit Agreement contains customary representations, warranties and affirmative and negative covenants, including financial covenants requiring the Company to (i) maintain certain levels of cash and cash equivalents in accounts subject to a control agreement in favor of the Agent of at least $5.0 million at all times after the Closing Date and (ii) meet minimum quarterly net sales targets described in the Credit Agreement.

In addition, the Credit Agreement contains customary events of default that entitle the Agent to cause the Company’s indebtedness under the Credit Agreement to become immediately due and payable, and to exercise remedies against the Loan Parties and the collateral securing the Term Loan, including cash. Under the Credit Agreement, an event of default will occur if, among other things, the Company fails to make payments under the Credit Agreement (subject to specified periods), the Company or its subsidiaries breach any of the covenants under the Credit Agreement (subject to specified cure periods with respect to certain breaches), a material adverse change occurs, the Company, its subsidiaries or their respective assets become subject to certain legal proceedings, such as bankruptcy proceedings, the Company and/or its subsidiaries are unable to pay their debts as they become due or default on contracts with third parties which would permit the holder of indebtedness in excess of a certain threshold to accelerate the maturity of such indebtedness or that could cause a material adverse change. Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 3.0% per annum may apply to all obligations owed under the Credit Agreement.

The Credit Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The description of the Credit Agreement in this Current Report is a summary only, does not purport to be complete, and is qualified in its entirety by the terms of the Credit Agreement.

Revenue Participation Right Purchase and Sale Agreement

On the Closing Date, the Company entered into a revenue participation right purchase and sale agreement (the “Revenue Purchase and Sale Agreement”) with Perceptive Credit Holdings IV, LP (the “Purchaser”). Under the terms of the Revenue Purchase and Sale Agreement, in exchange for the Purchaser’s payment to the Company of a purchase price of $50.0 million, in the aggregate subject to certain conditions at closing (the “Purchase Price”), the Company has agreed to sell to the Purchaser its right to receive payment in full of a tiered single digit percentage of net sales of FUROSCIX (the “Revenue Payment”) for each calendar quarter commencing on the effective date of the Revenue Purchase and Sale Agreement, subject to adjustments on June 30, 2028 and June 30, 2030 depending on the amount of Revenue Payments received by such dates. The Purchaser’s right to receive the Revenue Payment terminates and the Company no longer has the obligation to pay Purchaser Revenue Payments once the Purchaser receives 200.0% (subject to reductions on September 30, 2027 and September 30, 2029 depending on the amount of Revenue Payments received by such dates) of the Purchase Price. The Company may also buy-out the Purchaser’s rights to receive the Revenue Payments by paying Purchaser a tiered multiple on the Purchaser Price.

The Revenue Purchase and Sale Agreement contains various representations and warranties, including with respect to organization, authorization, and certain other matters, certain covenants with respect to payment, reporting, intellectual property, in-licenses, out-licenses, and certain other actions, indemnification obligations and other provisions customary for transactions of this nature.

The foregoing description of the material terms of the Revenue Purchase and Sale Agreement is qualified in its entirety by the full terms and conditions of the Revenue Purchase and Sale Agreement.

The Revenue Purchase and Sale Agreement is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference. The description of the Revenue Purchase and Sale Agreement in this Current Report is a summary only, does not purport to be complete, and is qualified in its entirety by the terms of the Revenue Purchase and Sale Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Current Report on Form 8-K concerning the prepayment and termination of the Existing Credit Agreement is hereby incorporated by reference in this Item 1.02.

Item 2.02.	Results of Operations and Financial Condition.

The Company is currently finalizing its financial quarterly closing process for the three months ended June 30, 2024. While complete financial information and operating data are not yet available, set forth below are certain preliminary estimates of the results of operations that the Company expects to report for its second quarter of 2024. However, the Company’s actual results may differ materially from these estimates due to the completion of its financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the three months ended June 30, 2024 are finalized.

The following are the Company’s preliminary estimates for the three months ended June 30, 2024:

•	Net revenue is expected to be $8.1 million, up 33% sequentially as compared to $6.1 million in the first quarter of 2024.

•

Gross-to-net discount is expected to be 8% during the second quarter of 2024, down sequentially as compared to 19% in the first quarter of 2024, primarily driven by lower than anticipated rebates and discounts.

•	FUROSCIX doses filled is expected to be approximately 9,300, up 15% sequentially as compared to approximately 8,100 doses filled in the first quarter of 2024.

•	Total operating expenses are expected to be $22.5 million for the three months ended June 30, 2024, up sequentially as compared to $22.0 million for the three months ended March 31, 2024.

•	Cash and cash equivalents are expected to be $38.5 million as of June 30, 2024, down sequentially as compared to $58.4 million as of March 31, 2024.

The estimates above represent the most current information available to management and do not present all necessary information for an understanding of the Company’s financial condition as of and the results of operations for the quarter ended June 30, 2024. Further, the Company’s financial closing procedures for the quarter ended June 30, 2024 are not yet complete. As a result, there is a possibility that the Company’s final results will vary from these preliminary estimates. In addition, the estimates for the three months ended June 30, 2024 are not necessarily indicative of any future period and should be read together with “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

The preliminary financial data included in this Current Report on Form 8-K has been prepared by, and is the responsibility of, our management. RSM US LLP has not audited or reviewed the preliminary financial data. Accordingly, RSM US LLP does not express an opinion or any other form of assurance with respect thereto.

The Company expects its closing procedures with respect to the three months ended June 30, 2024 to be completed on or about August 14, 2024.

Item 3.02.	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 relating to the Warrant is incorporated by reference into this Item 3.02 in its entirety. Based in part upon the representations of Perceptive Credit Holdings IV, LP in the Warrant, the offering and sale of the Warrant will be exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. The sale of the Warrant and the shares of Common Stock issuable upon exercise of the Warrant will not be registered under the Securities Act or any state securities laws and the Warrant and the shares of Common Stock issuable upon exercise of the Warrant may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The sale of such securities did not and will not involve a public offering and were and will be made without general solicitation or general advertising. In the Warrant, Perceptive Credit Holdings IV, LP represented that it is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

Item 8.01.	Other Information

Positive Topline Study Results for SCP-111

On August 12, 2024, the Company announced positive topline results from the pharmacokinetic (PK) study of SCP-111, an investigational, low volume, pH neutral formulation of furosemide administered via an autoinjector as an alternative to the current on-body infusor used with FUROSCIX.

The objectives of the study were to estimate the bioavailability and describe the PK and pharmacodynamics (PD) of SCP-111 (furosemide 80 mg/1 mL) administered as a subcutaneous injection via an autoinjector compared with the equivalent dose of furosemide administered as two 40mg IV injections administered over 1-to-2 minutes, two hours apart, and to describe the safety and tolerability of the SCP-111 injection.

Key highlights of the topline results from the study:

As depicted in the graph below, SCP-111 demonstrated a bioavailability of 107.3% (90% CI: 103.9 - 110.8), achieving the 90% confidence interval limit of 80 to 125 percent.

As shown in the table below, participants that received SCP-111 had similar urine output, urinary sodium excretion and urinary potassium excretion at 6, 8 and 12 hours compared to IV furosemide.

* NS means nonsignificant, meaning no statistically significant difference between SCP-111 and IV Furosemide.

As depicted in the graph below, participants reported a median pain score of 0 across all time points assessed. The minimum, 25th percentile, median and 75th percentile pain scores reported were all 0, and the maximum pain score reported was 5.

The table below shows a summary of the treatment emergent adverse events. All treatment emergent adverse events were assessed as mild except two events of hyponatremia which were assessed as moderate. There were no discontinuations due to an adverse event. The most common adverse events with SCP-111 were localized to the injection site and systemic adverse events were consistent with those reported in the prescribing information for intravenous and oral furosemide.

#

One participant was hospitalized (serious adverse event) due to hyponatremia. Healthy persons, like the healthy volunteers in this study, are generally not in a state of sodium overload like patients with heart failure and chronic kidney disease. In addition, participants in this study were required to consume sodium-containing foods and drinks while in the study to prevent hyponatremia, which was not optimized in this participant. Following the serious adverse event, attention to this aspect of the protocol was emphasized. The investigator assessed hyponatremia as moderate in severity and possibly related to SCP-111, and no additional hyponatremia was observed after emphasizing the protocol.

This study was an open-label, single-center, single-dose, randomized, two-way crossover study in 21 healthy volunteers, ranging in age from 45 to 80. Each subject completed the screening, baseline, treatment, and follow-up phases. Subjects were randomly assigned in a 1:1 ratio to one of two treatment sequences (IV furosemide followed by SCP-111 via the autoinjector, or vice versa).

FDA Approval of Supplemental New Drug Application Expanding the FUROSCIX Indication in Heart Failure

On August 12, 2024, the Company announced that the Food and Drug Administration approved its Supplemental New Drug Application seeking to expand the FUROSCIX indication for heart failure patients. At initial approval, FUROSCIX was indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA)

Class II and Class III chronic heart failure. The new indication now includes patients with NYHA Class IV chronic heart failure who represent the most symptomatic patients and those with the greatest limitation on physical activity, comprising approximately 10% of all heart failure patients nationally.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 relating to Item 2.02 shall be deemed to be furnished, and not filed:

Exhibit No.	Description

4.1	Warrant, dated August 9, 2024, issued by the Company to Perceptive Credit Holdings IV, LP

10.1	Credit Agreement and Guaranty, by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive Credit Holdings IV, LP, in its capacity as administrative agent for the Lender, dated August 9, 2024

10.2	Revenue Purchase and Sale Agreement, dated August 9, 2024

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCPHARMACEUTICALS INC.

Date: August 12, 2024	By:	/s/ John H. Tucker
	Name:	John H. Tucker
	Title:	President and Chief Executive Officer